Certance Holdings

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Certance Holdings

            We have audited the accompanying consolidated balance sheets of Certance Holdings as of July 2, 2004 and June 27, 2003, and the related consolidated statements of income, cash flows and shareholder’s equity for each of the three years in the period ended July 2, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Certance Holdings at July 2, 2004 and June 27, 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Orange County, California
July 23, 2004,
except for Note 5 as to which the date is
February 25, 2005

Certance Holdings
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	July 2, 2004	June 27, 2003

ASSETS
Cash and cash equivalents	$23,745	$19,062
Short-term investments	10,000	-
Accounts receivable, net	29,728	24,241
Receivables from affiliates	-	6,451
Inventories	24,950	25,511
Other current assets	3,321	2,687
Deferred tax assets	2,805	3,258

Total current assets	94,549	81,210

Property, equipment and leasehold improvements, net	8,165	9,675
Other assets	3,422	2,825

Total assets	$106,136	$93,710

LIABILITIES
Accounts payable	$16,827	$18,019
Accounts payable to affiliates	630	-
Accrued employee compensation	5,352	5,302
Accrued expenses	5,174	5,521
Current portion of accrued warranty	3,722	4,507
Accrued income taxes	2,822	310

Total current liabilities	34,527	33,659

Long-term portion of accrued warranty	2,906	3,701
Other non-current liabilities	1,079	906

Total liabilities	38,512	38,266

Commitments and contingencies

SHAREHOLDER’S EQUITY
Preferred shares, 22,500,000 designated Series A shares, $0.0001 par value, 20,000,000 authorized, issued and outstanding, liquidation preference of $1.60 per share	2	2
Common shares, $0.0001 par value, 30 million authorized, none issued or outstanding	-	-
Additional paid-in capital	43,930	43,925
Retained earnings	23,692	11,517

Total shareholder’s equity	67,624	55,444

Total liabilities and shareholder’s equity	$106,136	$93,710

See accompanying notes.

Certance Holdings
Consolidated Income Statements
(In thousands, except per share amounts)

	Years Ended

	July 2, 2004	June 27, 2003	June 28, 2002

Product revenue	$207,199	$213,027	$243,129
Royalty revenue	18,378	9,939	5,309

Total revenue	225,577	222,966	248,438

Operating expenses:
Cost of revenue	159,469	160,592	190,763
Product development	30,484	33,481	29,384
Marketing and administration	21,174	19,936	18,719
Amortization of intangible assets	–	–	1,088
Restructuring expenses	1,097	–	–

Total operating expenses	212,224	214,009	239,954

Income from operations	13,353	8,957	8,484

Interest income	193	150	180
Other income (expense), net	544	673	(19)

Income before provision for income taxes	14,090	9,780	8,645
Provision for income taxes	1,915	2,923	1,223

Net income	$12,175	$6,857	$7,422

Net income per share:
Basic	$0.61	$0.34	$0.37
Diluted	$0.60	$0.34	$0.37
Number of shares used in per share calculations:
Basic	20,000	20,000	20,000
Diluted	20,317	20,000	20,000

See accompanying notes.

Certance Holdings
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended

	July 2, 2004	June 27, 2003	June 28, 2002

OPERATING ACTIVITIES:
Net income	$12,175	$6,857	$7,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,784	4,808	9,000
Deferred income taxes	72	2,067	(2,742)
Loss on disposal of property, equipment and leasehold improvements	–	–	33
Other, net	5	7	14
Changes in operating assets and liabilities:
Accounts receivable, net	(5,487)	2,372	1,404
Receivables from affiliates	7,081	1,670	14,618
Inventories	561	2,538	2,216
Other assets	(850)	(412)	(2,947)
Accounts payable	(1,192)	444	(9,935)
Accrued income taxes	2,512	(2,170)	(9,607)
Accrued expenses, employee compensation and warranty	(1,704)	(2,696)	(1,512)
Other, net	-	-	(333)

Net cash provided by operating activities	17,957	15,485	7,631

INVESTING ACTIVITIES:
Acquisition of property, equipment and leasehold improvements	(3,274)	(3,686)	(4,484)
Purchases of short-term investments	(10,900)	–	–
Proceeds from sale of short-term investments	900	–	–
Cash acquired in business acquisition	–	–	1,277
Proceeds from sale of property, equipment and leasehold improvements	–	–	156

Net cash used in investing activities	(13,274)	(3,686)	(3,051)

Net increase in cash and cash equivalents	4,683	11,799	4,580

Cash and cash equivalents at the beginning of the year	19,062	7,263	2,683

Cash and cash equivalents at the end of the year	$23,745	$19,062	$7,263

See accompanying notes.

Certance Holdings
Consolidated Statements of Shareholder’s Equity
(In thousands)

						Retained
	Common Shares		Preferred Shares		Additional	Earnings
					Paid-in	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total

Balance at June 29, 2001	–	$–	20,000	$2	$48,120	$(2,762)	$45,360
Push down adjustment by New SAC related to SFAS 109	–	–	–	–	(4,216)	–	(4,216)
Amortization of deferred compensation related to New SAC restricted share plan	–	–	–	–	14	–	14
Net income and other comprehensive income	–	–	–	–	–	7,422	7,422

Balance at June 28, 2002	–	–	20,000	2	43,918	4,660	48,580
Amortization of deferred compensation related to New SAC restricted share plan	–	–	–	–	7	–	7
Net income and other comprehensive income	–	–	–	–	–	6,857	6,857

Balance at June 27, 2003	–	–	20,000	2	43,925	11,517	55,444
Amortization of deferred compensation related to New SAC restricted share plan	–	–	–	–	5	–	5
Net income and other comprehensive income	–	–	–	–	–	12,175	12,175

Balance at July 2, 2004	–	$–	20,000	$2	$43,930	$23,692	$67,624

See accompanying notes.

Certance Holdings

Notes to Consolidated Financial Statements

1.         Basis of Presentation and Summary of Significant Accounting Policies

            Nature of Operations – Certance Holdings (the “Company”), a Cayman Islands limited liability company, was formed in August 2000, to be a holding company for the Seagate Removable Storage Solutions Operating Business (“SRSS Business”) of Seagate Technology, Inc. (“Seagate Delaware”).  On November 22, 2000, all the operating assets and liabilities of Seagate Delaware, including all the operating assets and liabilities of the SRSS Business were acquired by New Suez Acquisition Company (“New SAC”), a Cayman Islands limited liability company, in a series of transactions which are referred to throughout these financial statements as the “November 2000 transactions.”  Prior to November 22, 2000, the Company did not have significant operations.  The Company is wholly owned, on an outstanding shares basis, by New SAC.

            The Company designs, markets and supports a product line of tape drives that use removable tape cartridges that store and protect large volumes of data inexpensively and reliably.  Tape drives are used in both enterprise and desktop computer systems needing dedicated backup storage that combines high capacity, portability, low cost and reliability.  Typically tape drives are used less frequently and data is often migrated from rigid disc drives to tape drives because tape drives are less expensive.  However, tape drives take longer to retrieve data.  The Company also manufactures tape heads for use in its own products and for sale to other OEM companies that manufacture and sell tape drives.

            Basis of Presentation – The consolidated statements of income include all revenues and expenses attributable to the Company including allocations of certain administration, finance and management costs from New SAC and its subsidiaries.  Such costs were proportionately allocated to the Company based on detailed inquiries and estimates of time incurred by New SAC and its subsidiaries’ corporate marketing and general administrative departmental managers.  In addition, certain of New SAC’s operations are shared locations involving activities that pertain to the Company as well as to other businesses owned by New SAC.  Costs incurred in shared locations are allocated based on specific identification, or where specific identification is not possible, such costs are allocated between the Company and other businesses owned by New SAC based on the volume of activity, head count, square footage, and other methodologies that management believes are reasonable.  Management believes that the foregoing allocations were made on a reasonable basis.  All support activities performed by New SAC and its subsidiaries were transitioned to the Company as of July 2, 2004.

            Basis of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

1.         Basis of Presentation and Summary of Significant Accounting Policies (continued)

            Fiscal Year – The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30.  Accordingly, fiscal year 2004 included 53 weeks and ended on July 2, 2004, and fiscal years 2003 and 2002 included 52 weeks and ended on June 27, 2003 and June 28, 2002, respectively.  All references to years in these notes represent fiscal years unless otherwise noted.

            Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The Company regularly evaluates estimates and assumptions related to its revenue recognition, sales returns and allowances, sales program accruals, warranty reserves, inventory reserves and deferred income tax asset valuation allowances.  The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

            Revenue Recognition, Sales Returns and Allowances and Sales Incentive Programs – The Company’s revenue recognition policy complies with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements (“SAB 101”) as well as the recently issued SAB No. 104, Revenue Recognition (“SAB 104”).  Product returns are estimated and accrued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition when Right of Return Exists (“SFAS 48”).

            The Company’s distribution customers are on either a consignment model, under which revenue is recognized when distributors sell products to end-users, or a sell-in model, under which revenue is recognized when products are sold to distributors. Whether a particular customer is on a consignment model or a sell-in model depends on the Company’s contractual arrangements with that customer. If the contract with the distribution customer provides that title and risk of loss remain with the Company until the distribution customer sells the Company’s products to its customers, the distribution customer is on a consignment model. The customer is on a sell-in model, by contrast, if the contract provides that the distribution customer assumes title and risk of loss at the time the Company’s products are shipped to the distribution customer and all criteria for recognizing revenue under SAB 101, SAB 104 and SFAS 48 have been satisfied.  During fiscal year 2003, the Company began to defer recognition of sales on estimated excess inventory located at sell-in model distributors.  For this purpose, excess inventory is the amount of inventory that exceeds the distributors’ inventory requirements based on management’s estimates.  In management’s opinion, there was no excess inventory in the distribution channel at July 2, 2004.  Revenue and gross margin associated with this deferral totaled $2,500,000 and $1,000,000, respectively, at June 27, 2003.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

1.         Basis of Presentation and Summary of Significant Accounting Policies (continued)

            Estimated reductions to revenue for sales incentive programs, such as price protection, and sales growth bonuses, are recorded when revenue is recorded. These estimates are based on various factors, including estimated future price erosion, distributor sell-through levels, program participation and claim submittals.  Marketing development programs, when granted, are either recorded as a reduction to revenue or as an addition to marketing expense depending on the contractual nature of the program and whether the conditions of Emerging Issues Task Force (“EITF”) Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) have been met.

            Cash, Cash Equivalents, and Short-term Investments – Cash and cash equivalents include items such as money market funds and commercial paper with maturity periods of three months or less when purchased.  Short-term investments consist of auction rate debt securities issued by municipal agencies that have remaining maturities in excess of ten years.  Because short-term investments are available for use in current operations, they are classified as current assets without regard to the securities’ contractual maturity dates.  The Company has classified its entire investment portfolio as available-for-sale.  Available-for-sale securities are classified as cash equivalents or short-term investments and are stated at fair value with unrealized gains and losses included in accumulated other comprehensive income, which is a component of shareholder’s equity.  The amortized cost and the fair value of the Company’s available for sale securities were equal, resulting in no unrealized gains or losses at July 2, 2004 or June 27, 2003.  The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Such amortization and accretion are included in interest income.  Realized gains and losses are included in other income (expense).  The cost of securities sold is based on the specific identification basis.

            Accounts Receivable – The Company does not accrue interest income on accounts receivable.  The allowance for non-collection of accounts receivable is based upon the expected collections of specifically identified significant or past due accounts receivable.  In addition, general reserves for non-collection are based on historical losses and general economic conditions.  Trade receivables are charged against the allowance when cost beneficial, legal means of collection have been pursued to their conclusion.

            Accounts Payable to Affiliates – Accounts payable to affiliates is presented net of receivables from affiliates because the right of offset exists amongst the entities owned directly and indirectly by New SAC.

            Inventory – Inventories are valued at the lower of standard cost (which approximates actual cost using the first-in, first-out method) or market value.  Market value is based upon an estimated average selling price reduced by estimated cost of completion.  Given the volatility of the markets in which the Company does business, the Company makes adjustments to the value of inventory based

Certance Holdings

Notes to Consolidated Financial Statements (continued)

1.         Basis of Presentation and Summary of Significant Accounting Policies (continued)

on estimates of potentially excess and obsolete inventory after considering forecasted demand and forecasted average selling prices.

            Property, Equipment, and Leasehold Improvements – Equipment, buildings and leasehold improvements are stated at cost.  Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

            Income Taxes – The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

            Foreign Currency Translation – The U.S. dollar is the functional currency for the Company’s foreign operations.  Gains and losses on the remeasurement into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar.  Aggregate exchange losses included in the determination of net income for fiscal years 2004, 2003 and 2002, was ($102,000), ($178,000) and ($66,000), respectively.  Exchange losses are recorded in other income (expense), net in the consolidated statements of income.

            Product Warranty – The Company warrants its products against defects in design, materials and workmanship generally for two to four years depending upon the capacity category of the tape drive or tape component (head) with the higher capacity products being warranted for the longer periods.  A provision for estimated future costs relating to warranty expense, net of anticipated recoveries from component manufacturers, is recorded to cost of revenue at the time revenue is recognized.  The warranty provision considers product failure rates and trends, estimated repair cost and probable return rates.

            Shipping and Handling Costs – Shipping and handling costs incurred to procure components for the Company’s products or to ship products to company owned distribution facilities are included in the cost of inventory and are expensed to cost of revenue when product revenue is recognized.

            Advertising Expense – The cost of advertising is expensed as incurred. Advertising costs for fiscal years 2004, 2003 and 2002 were $2,445,000, $2,233,000, and $1,153,000, respectively.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

1.         Basis of Presentation and Summary of Significant Accounting Policies (continued)

            Stock-Based Compensation – The Company accounts for employee stock-based compensation utilizing the intrinsic value method, in compliance with Accounting Principles Board Opinion (“APBO”) No. 25, Accounting for Stock Issued to Employees (“APBO 25”) and related interpretations.  Under APBO 25, the Company generally recognizes no expense with respect to options granted.

            Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS 148”).  Pro forma information is calculated as if the Company had accounted for its stock options under the fair value method of SFAS 123.  The fair value of the Company’s stock options was estimated using the minimum value option valuation model.  The minimum value option valuation model was developed for use in estimating the fair value of options for non-public companies.  Because the Company’s stock options granted to employees have characteristics significantly different from those of traded options, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options granted to employees.

            The fair value of the Company’s stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002
Stock Option Plan Shares
Expected life (in years)	10.0	10.0	10.0
Risk-free interest rate	4.3%	4.2%	4.5%

            The weighted average fair value of stock options granted under the Company’s option plan was $0.59, $0.54 and $0.58 in fiscal years 2004, 2003 and 2002, respectively.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

1.         Basis of Presentation and Summary of Significant Accounting Policies (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options’ vesting period, generally four years.  Cumulative pro forma expenses related to canceled options are reversed in the period of cancellation.  The Company’s pro forma information follows:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands, except per share amounts)

Net income, as reported	$12,175	$6,857	$7,422
SFAS 123 compensation expense, net of tax benefit	(470)	(415)	(379)

Pro forma net income	$11,705	$6,442	$7,043

Net income per share, as reported:
Basic	$0.61	$0.34	$0.37

Diluted	$0.60	$0.34	$0.37

Pro forma net income per share:
Basic	$0.59	$0.32	$0.35

Diluted	$0.58	$0.32	$0.35

            Impact of Recently Issued Accounting Standards – In November 2002, the EITF reached a consensus on Issue No. 00-21 (“EITF 00-21”), Revenue Arrangements with Multiple Deliverables. EITF 00-21 provides guidance on how to account for certain arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003.  The adoption of EITF 00-21 did not have a significant impact on the Company’s consolidated financial position, results of operations, or cash flows.

            In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 requires the primary beneficiary of a variable interest entity ("VIE") to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from their respective ownership interests, or the investors do not have sufficient equity at risk to finance the entity’s activities without receiving additional subordinated financial support from the other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into with new VIEs created after

Certance Holdings

Notes to Consolidated Financial Statements (continued)

1.         Basis of Presentation and Summary of Significant Accounting Policies (continued)

January 31, 2003.  For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 were adopted in the second quarter of fiscal year 2004. The Company reviewed its investments and other arrangements to determine whether any of its investee companies are VIEs and did not identify any significant VIEs that would need to be consolidated.

           In December 2003, the FASB issued a revision to SFAS No. 132, Employers’ Disclosure About Pensions and Other Postretirement Benefits (“SFAS 132-R”).  SFAS 132-R requires additional disclosures about plan assets, investment strategies, plan obligations and cash flows in annual financial statements and requires the disclosure of the components of net periodic benefit cost in interim financial statements.  The Company adopted the additional disclosure requirements in the third quarter of fiscal year 2004.  Because the revisions only effect disclosure requirements, the adoption of SFAS 132-R had no impact on the Company’s consolidated financial position, results of operations or cash flows.

            Financial Instruments– The Company’s financial instruments consist primarily of cash, cash equivalents, short-term investments, accounts receivable and accounts payable.  Due to their short- term nature, or frequent interest resetting and credit guarantee features, the carrying value of the financial assets and liabilities presented in the consolidated balance sheets approximates fair value.

           Concentration of Credit Risk – The Company’s customer base for tape drive products and tape components is concentrated with a small number of systems manufacturers and distributors.

           Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash equivalents, and short-term investments.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Company places its cash equivalents and short-term investments in investment-grade, short-term debt instruments with credit agency ratings of A or above, and limits the amount of credit exposure to any one commercial issuer.

           Supplier Concentration – Certain of the raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

2.         Net Income Per Share

           Each Series A preferred stock owned by New SAC is convertible into a common share on a one-to-one basis, is entitled to receive dividends and distributions ratably with holders of the common shares, and has voting rights on an “as if converted to common shares” basis.  After giving effect to shareholder distributions to date, the Series A preferred shares have a preference of $1.60 per share in the event of a liquidation, dissolution or winding-up of the Company.  For the purpose of computing basic and diluted net income per share, in periods when the Company has net income, the Series A preferred shares have been included in the denominator because the Series A preferred shares and common shares have equal dividend rights and inclusion of the Series A preferred shares is dilutive.

           The following table sets forth the computation of basic and diluted net income per share:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands, except per share amounts)

Numerator:
Net income	$12,175	$6,857	$7,422
Denominator (1):
Denominator for basic net income per share - weighted average number of common and preferred shares outstanding during the period	20,000	20,000	20,000
Common share equivalents, calculated using the treasury stock method	317	-	-

Denominator for diluted net income per share	20,317	20,000	20,000

Basic net income per share	$0.61	$0.34	$0.37

Diluted net income per share	$0.60	$0.34	$0.37

(1)           For fiscal years 2003 and 2002 the denominator is the same for both the basic and diluted computations as there were no incremental shares attributable to outstanding options to purchase common shares because the estimated average fair value of the Company’s common shares did not exceed the exercise prices of any of the outstanding options to purchase common shares during these periods.  For fiscal year 2004, options to purchase 151,000 shares were excluded from the calculation of diluted net earnings per share because the exercise price of these options was greater than the estimated average fair value of the Company’s common shares.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

3.         Balance Sheet Information

Available-For-Sale Securities

           The following is a summary of available-for-sale securities:

July 2, 2004
			June 27, 2003

	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

	(In thousands)

Money market mutual funds	$9,051	$9,051	$7,535	$7,535
Commercial paper	4,797	4,797	-	-
Auction rate debt securities	10,000	10,000	-	-

Total available-for-sale securities	$23,848	$23,848	$7,535	$7,535

Included in cash and cash equivalents	$13,848	$13,848	$7,535	$7,535
Included in short-term investments	10,000	10,000	-	-

	$23,848	$23,848	$7,535	$7,535

Accounts Receivable

           Accounts receivable are summarized below:

	July 2, 2004	June 27, 2003

	(In thousands)

Accounts receivable	$30,506	$25,453
Less allowance for doubtful accounts	(778)	(1,212)

	$29,728	$24,241

           Activity in the allowance for doubtful accounts is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions- Describe (1)	Balance at End of Year

	(In thousands)

Fiscal year 2004	$1,212	$244	$(678)	$778
Fiscal year 2003	$1,229	$–	$(17)	$1,212
Fiscal year 2002	$2,573	$306	$(1,650)	$1,229

           (1)   Uncollectible accounts written off, net of recoveries.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

3.         Balance Sheet Information (continued)

Accounts Receivable from (Payable to) Affiliates

           Accounts receivables from (payable to) affiliates are summarized below:

	July 2, 2004	June 27, 2003

	(In thousands)

Accounts receivable	$856	$18,811
Accounts payable	(1,486)	(7,339)
Note payable	-	(5,021)

	$(630)	$6,451

Inventories

           Inventories are summarized below:

	July 2, 2004	June 27, 2003

	(In thousands)

Components	$4,202	$5,067
Work-in-progress	4,038	4,915
Finished goods	16,710	15,529

	$24,950	$25,511

Property, Equipment and Leasehold Improvements

           Property, equipment and leasehold improvements are stated at cost and consist of the following:

	Estimated Useful Life	July 2, 2004	June 27, 2003

		(In thousands)

Equipment	3 to 4 years	$20,128	$17,051
Building and leasehold improvements	Shorter of lease term or 30 years	2,763	2,628
Construction in progress		805	890

		23,696	20,569
Less accumulated depreciation and amortization		(15,531)	(10,894)

Property, equipment and leasehold improvements, net		$8,165	$9,675

Certance Holdings

Notes to Consolidated Financial Statements (continued)

3.         Balance Sheet Information (continued)

Property, Equipment and Leasehold Improvements (continued)

           There are no capitalized leases. Depreciation expense for fiscal years 2004, 2003 and 2002, was $4,784,000, $4,808,000 and $4,103,000, respectively.

Intangible Assets

           Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and specifically identified intangible net assets acquired.  The Company has recorded no goodwill as a result of the November 2000 transactions.  Amortization of purchased intangible assets acquired in the November 2000 transactions was provided on a straight-line basis over 36 months.

           In the fourth quarter of fiscal year 2002, certain affiliates of the Company reduced their valuation allowances for deferred tax assets recorded in connection with the November 2000 transactions to reflect the realization of acquired tax benefits in their tax returns.  As a result of the application of SFAS 109, the reduction in the valuation allowances of the Company’s affiliates resulted in an adjustment to the amount of unamortized negative goodwill that was allocated on a pro rata basis to reduce the purchase price of all remaining long-lived intangible assets acquired in the November 2000 transactions.  As a result, the carrying value of all remaining intangible assets, totaling approximately $6,937,000, was reduced to zero.  The adjustment, net of deferred taxes of $2,721,000, was recorded as a reduction to additional paid-in capital in the consolidated statement of shareholder’s equity.

Product Warranty

           Significant components of the changes in the product warranty liability are as follows:

	Fiscal year 2004	Fiscal year 2003

	(In thousands)

Balance at beginning of year	$8,208	$8,111
Warranty costs charged against liability	(4,732)	(3,501)
Liability for product warranties issued	4,329	4,036
Changes related to preexisting warranties, including expirations	(1,177)	(438)

Balance at end of year	$6,628	$8,208

Certance Holdings

Notes to Consolidated Financial Statements (continued)

3.         Balance Sheet Information (continued)

United Kingdom Value Added Tax

           At July 2, 2004 and June 27, 2003, the United Kingdom net value added tax liability was $732,000 and $1,922,000, respectively, and is included in accrued expenses in the consolidated balance sheets.

Research and Development Agreements

           Beginning December 1996, the Company’s predecessor entered into a series of agreements with Hewlett Packard and IBM to develop new tape storage technology.  The Company is committed to pay for certain costs incurred and is entitled to income received per the terms of the agreements as a result of the development and subsequent licensing of technology under the agreements.

           As a result of these agreement, the Company has incurred expenses of $1,297,000, $1,438,000, and $1,338,000 for the fiscal years 2004, 2003, and 2002,    respectively, included in cost of revenues, product development expenses, and marketing and administration expenses in the consolidated statements of income, and received royalty income, included in revenue in the consolidated statements of income.

           The Company provides funding in advance of expenses being incurred which is maintained in a trust account on behalf of all parties to the agreements.  The Company's portion of $881,000 and $692,000 in this trust account has been included in the Company’s balance sheet at July 2, 2004 and June 27, 2003, respectively.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

4.         Compensation

Stock-Based Benefit Plan

           In February 2001, the Board of Directors of the Company adopted the Certance Holdings Share Option Plan (the “Option Plan”).  Under the terms of the Option Plan, eligible employees, directors, and consultants can be awarded options to purchase shares of common stock of Certance Holdings.  Vesting of options is determined at the date of grant. Substantially all of the option grants vest 25% on the first anniversary of the grant date with the remaining 75% vesting ratably over the next 36 months.  Options were granted at fair market value and expire ten years from the date of grant.  The weighted average remaining contractual life of options outstanding at July 2, 2004 was      7.1 years.  The following is a summary of stock option activity for the Option Plan:

		Options Outstanding

	Option Shares Available for Grant	Number of Shares	Price Range Per Share	Weighted Average Exercise Price per Share

	(in thousands)	(in thousands)

Balance June 29, 2001	–	–	$–	$–
Authorization of shares for grant	5,000	–	–	–
Granted	(5,181)	5,181	1.60	1.60
Canceled	272	(272)	1.60	1.60

Balance June 28, 2002	91	4,909	1.60	1.60
Authorization of shares for grant	500	–	–	–
Granted	(702)	702	1.60	1.60
Canceled	474	(474)	1.60	1.60

Balance June 27, 2003	363	5,137	1.60	1.60
Authorization of shares for grant	1,000	–	–	–
Granted	(822)	822	1.60 – 2.00	1.67
Canceled	260	(260)	1.60	1.60

Balance July 2, 2004	801	5,699	$1.60 – 2.00	$1.61

		Number of Shares		Weighted Average Exercise Price per Share

		(in thousands)
Options exercisable at:
June 28, 2002		1,724		$1.60

June 27, 2003		2,871		$1.60

July 2, 2004		4,028		$1.60

Certance Holdings

Notes to Consolidated Financial Statements (continued)

4.         Compensation (continued)

Post Retirement Health Care Plan

           Seagate Technology, a majority owned subsidiary of New SAC that operates the disc drive business of New SAC, sponsors an unfunded post-retirement health care plan (“the Health Plan”), which offers medical coverage to U.S. early retirees and their eligible dependents, including employees of the Company, prior to their eligibility for Medicare benefits.  Substantially all U.S. employees of the Company become eligible for these benefits after 15 years of service and attaining age 60 or older. The following table provides a statement of the changes in the Health Plan’s benefit obligation and a statement of the funded status of the Health Plan.

	July 2, 2004	June 27, 2003

	(In thousands)
Change in Benefit Obligation
Accumulated post-retirement benefit obligation at beginning of year	$801	$644
Service and interest cost	117	103
Participant contributions	19	14
Benefits paid	(58)	(28)
Actuarial (gain) loss	(10)	68

Accumulated post-retirement benefit obligation at end of year	$869	$801

Funded Status of the Plan
Unrecognized actuarial gain	$(99)	$(99)
Accrued benefit liability recognized in other non-current liabilities at end of year	968	900

Accumulated post-retirement benefit obligation at end of year	$869	$801

           Net periodic benefit cost allocated to the Company for fiscal years 2004, 2003 and 2002 was as follows:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands)
Service cost	$68	$59	$65
Interest cost	49	44	43
Amortization of actuarial gain	(10)	(11)	(20)

Net periodic benefit cost	$107	$92	$88

           Measurements regarding the Health Plan have been made as of March 31, 2004.  Discount rates of 5.75% and 6.25% were used in the determination of the accumulated benefit obligation at July 2, 2004 and June 27, 2003, respectively. The Company’s future medical benefit costs were estimated to increase at an annual rate of 11% during fiscal 2005, decreasing to an annual growth rate of 5% in fiscal 2010, and thereafter.  The Health Plan’s cost is capped at 200% of its fiscal year

Certance Holdings

Notes to Consolidated Financial Statements (continued)

4.         Compensation (continued)

Post Retirement Health Care Plan (continued)

1999 employer cost and, therefore, will not be subject to medical and dental trends after the capped cost is attained.  A 1% change in these annual trend rates would not have a significant impact on the accumulated post-retirement benefit obligation at July 2, 2004, or the fiscal 2004 benefit expense.  The Company funds the payment of medical claims as they are presented.  The cost of benefits provided is partially offset by premiums received from participants.  Based on the actuarial assumptions used to value the accumulated post retirement benefit obligation, the Company expects to pay benefits of less than $100,000 per year for fiscal years 2005 through 2009, and approximately $635,000 for fiscal years 2010 through 2014 in the aggregate.

           Actuarial gains and losses result from changes in assumptions regarding the accumulated benefit obligation.  To the extent that the unrecognized actuarial gain or loss exceeds 10% of the accumulated benefit obligation at the beginning of the plan year, the unrecognized portion is amortized as a component of net periodic benefit cost over the average remaining service period of active participants.

           The Company is evaluating its decision to continue to offer the Health Plan to its current employees.  Should the Company opt out of the Health Plan, the Company would realize a curtailment gain representing a significant portion of the accrued benefit liability recorded in other non-current liabilities in the consolidated balance sheet at July 2, 2004.

Tax Deferred Savings Plan

           Qualified employees of the Company are able to participate in a tax-deferred savings plan, the Seagate 401(k) Plan (“the 40l(k) plan”), sponsored by Seagate Technology.  The 40l(k) plan is designed to provide employees with an accumulation of funds at retirement.  Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis.  The Company may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. For fiscal years 2004, 2003 and 2002 the Company recorded charges for contributions to the 401(k) plan of $509,000, $534,000 and $506,000, respectively.

Deferred Compensation Plan

           New SAC maintains a deferred compensation plan for the benefit of eligible employees, including certain employees of the Company. This plan is designed to permit certain discretionary employer contributions in excess of the tax limits applicable to the 401(k) plan and to permit employee deferrals in excess of certain tax limits.  Company assets designated to pay benefits under the plan are held by a Rabbi Trust.  The Company has adopted the provisions of EITF Issue No. 97-

Certance Holdings

Notes to Consolidated Financial Statements (continued)

4.         Compensation (continued)

Deferred Compensation Plan (continued)

14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust (“EITF 97-14”). Under EITF 97-14, the assets and liabilities of a rabbi trust must be accounted for as if they are assets and liabilities of the Company, and all earnings and expenses of the rabbi trust are recorded in the Company’s consolidated statements of income.

Employee Profit Sharing and Executive Bonus Plans

           The Company allocates a certain percentage of adjusted quarterly pretax profits to its Employee Profit Sharing Plan, which is currently distributed to its employees, excluding certain officers, employed for the full quarter.  The Company also allocates a certain percentage of adjusted pretax profits to its Executive Bonus Plan.  Distributions to corporate officers under this plan are subject to the discretion of the Board of Directors.  For fiscal years 2004, 2003 and 2002, the Company recorded charges to operations for distributions to employees and corporate officers under these plans of $2,094,000, $823,000 and $984,000, respectively.

5.         Income Taxes

           The Company’s U.S. subsidiaries which are treated for U.S. tax purposes as a single U.S. taxpayer (“U.S. subsidiary”), are included in certain unitary and combined U.S. state tax returns with certain U.S. affiliates of New SAC and have entered into a tax sharing agreement effective November 23, 2000.  Pursuant to the terms of the state tax sharing agreement (the “State Tax Allocation Agreement”), hypothetical state tax returns (with certain modifications) are calculated as if the U.S. subsidiary of the Company was filing on a separate return basis.  The Company’s U.S. subsidiary is required to reimburse these certain New SAC U.S. affiliates to the extent the Company’s U.S. subsidiary utilizes the tax attributes of these U.S. affiliates of New SAC to reduce its separately computed income tax liabilities within 30 days of the close of the fiscal year such affiliates would have otherwise been able to utilize their own tax attributes.  If these certain New SAC U.S. affiliates utilize tax attributes of the Company’s U.S. subsidiary, the Company’s U.S. subsidiary will be reimbursed for those tax attributes within 30 days of the close of the fiscal year during which the Company’s U.S. subsidiary would have otherwise been able to utilize the tax attributes to reduce its separately computed tax liability. As of July 2, 2004, there were no outstanding balances for taxes due to or from any New SAC affiliates.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

5.         Income Taxes (continued)

           The provision for income taxes consisted of the following:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands)
Current tax expense (benefit):
U.S. Federal	$1,317	$543	$2,749
U.S. State	593	126	320
Foreign	(67)	187	896

	1,843	856	3,965

Deferred tax expense (benefit):
U.S. Federal	(28)	1,663	(2,446)
U.S. State	283	404	(296)
Foreign	(183)	-	-

	72	2,067	(2,742)

Provision for income taxes	$1,915	$2,923	$1,223

           Income before provision for income taxes consisted of the following:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands)
Domestic	$8,398	$4,388	$3,076
Foreign	5,692	5,392	5,569

	$14,090	$9,780	$8,645

           The pro forma information assuming a tax provision based on a separate U.S. state return basis is as follows:

Fiscal year 2004

(In thousands)

Income before income taxes	$14,090
Provision for income taxes	1,915

Net income	$12,175

Certance Holdings

Notes to Consolidated Financial Statements (continued)

5.         Income Taxes (continued)

           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The significant components of the Company’s deferred tax assets and liabilities were as follows:

	July 2, 2004	June 27, 2003

	(In thousands)
Deferred Tax Assets
Accrued warranty	$2,723	$3,358
Inventory	441	805
Receivable reserves	249	345
Marketing reserves	1,241	1,118
Accrued compensation and benefits	1,582	1,417
Acquisition related items	1,157	1,259
Other reserves and accruals	237	343

Total deferred tax assets	7,630	8,645
Valuation allowance	(3,358)	(3,663)

Net deferred tax assets	4,272	4,982

Deferred Tax Liabilities
Depreciation	(454)	(1,092)

Total deferred tax liabilities	(454)	(1,092)

Net deferred tax assets	$3,818	$3,890

           Long-term net deferred tax assets of $1,013,000 and $632,000, respectively, are included in other assets in the July 2, 2004 and June 27, 2003 consolidated balance sheets.

           In fiscal year 2002, the Company reduced to zero the $6,937,000 net carrying value of long-lived intangibles that were recorded in connection with the November 2000 transactions.  The reduction was recorded in accordance with SFAS 109 to reflect tax benefits recognized by other subsidiaries of New SAC in their U.S. income tax returns attributable to acquisition related deferred tax assets that were previously subject to a valuation allowance.  The adjustment, net of deferred taxes of $2,721,000, was recorded as a reduction to additional paid-in capital in the consolidated statement of shareholder’s equity.

           At July 2, 2004, the Company has recorded $3,818,000 of net deferred tax assets.  Management believes it is more likely than not these deferred tax assets will be realized.  The valuation allowance was decreased by $305,000 and increased by $749,000 in fiscal year 2004 and 2003, respectively.  The valuation allowance was decreased by $256,000 in fiscal year 2002.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

5.         Income Taxes (continued)

           The applicable Cayman Islands statutory tax rate was zero for fiscal years 2004, 2003 and 2002.  For purposes of the reconciliation between the provision for income taxes at the statutory rate and the effective tax rate, a notional U.S. 35% rate is applied as follows:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands)
Provision at U.S. notional rate	$4,932	$3,423	$3,026
U.S. state income tax provision, net of U.S. notional income tax benefit	696	530	24
U.S. research and development credits and U.S. foreign tax credit	(1,665)	(221)	(250)
Foreign income taxed at less than U.S. notional rate	(2,242)	(1,700)	(1,325)
Valuation allowance	(305)	749	(256)
Other	499	142	4

Provision for income taxes	$1,915	$2,923	$1,223

           As a result of the sale of the operating assets of Seagate Delaware and the ensuing corporate structure, the Company now consists of a foreign parent holding company with foreign and U.S. subsidiaries. Dividend distributions received by the foreign parent holding company from its U.S. subsidiary may be subject to U.S. withholding taxes if, and when, distributed.  Deferred tax liabilities have not been recorded on unremitted earnings of the Company’s foreign subsidiaries, as these earnings will not be subject to tax in the Cayman Islands or U.S. federal tax if remitted to the foreign parent holding company.

           The Company’s Asia Pacific manufacturing operations in Malaysia operate under tax holidays that expire during fiscal years 2006 and 2007.  The tax holidays may be extended if specific conditions are met.  The Malaysian tax holidays increased net income by approximately $1,423,000 ($0.07 per diluted share), $1,300,000 ($0.07 per diluted share), and $1,325,000 ($0.07 per diluted share for fiscal years 2004, 2003 and 2002, respectively.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

6.         Supplemental Cash Flow Information

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands)
Cash transactions:
Net cash (received) paid for income taxes	$(542)	$3,026	$13,572
Non-cash transactions:
Operations acquired from affiliate (Note 12)	$–	$–	$16,297
Depreciation	$4,784	$4,808	$4,103
Amortization of intangibles	$–	$–	$1,088
Amortization of intangibles included in cost of revenue	$–	$–	$3,809

7.         Restructuring

           In an effort to continually improve operating efficiency and accelerate time to market, the Company restructured its product development function in the first quarter of 2004.  This restructuring resulted in the consolidation of product development activities within the Company’s Malaysian and North American operations.  Additionally, the Company outsourced certain product development activities.  As a result, restructuring charges in the consolidated statement of income for fiscal year 2004 consist of $1,097,000 in severance and outplacement costs related to the termination of 33 employees.  All restructuring activities had been completed by the end of the first quarter of fiscal year 2004.

8.         Business Segment and Geographic Information

           The Company develops, manufactures and markets a product line of tape drives.  These products include tape drives, tape media, and components such as read and write heads and storage and retrieval software.  The Company operates one operating segment under the criteria of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), with activities in three geographical areas.  The President of the Company has been identified as the Chief Operating Decision maker as defined by SFAS 131.  The President evaluates performance and allocates resources based on revenue and gross profit from operations.  Gross profit from operations is defined as revenue less cost of revenue.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

8.         Business Segment and Geographic Information (continued)

           Long-lived assets consist of property, equipment and leasehold improvements and other assets as recorded by the Company’s operations in each area.  The following table summarizes operations by geographic area:

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

	(In thousands)
Revenue from external customers: (1)
United States	$140,725	$142,034	$152,436
Europe and the Middle East	79,674	73,274	83,023
Asia	5,178	7,658	12,979

Total	$225,577	$222,966	$248,438

	July 2, 2004	June 27, 2003

	(In thousands)
Long-lived assets:
United States	$6,826	$6,637
Europe	677	426
Asia, primarily Malaysia	4,084	5,437

Total	$11,587	$12,500

(1) Revenue is attributable to geographical areas based on customer location.

9.         Supplier and Customer Concentrations

           A limited number of customers historically have accounted for a substantial portion of the Company’s revenue.  Revenue from customers with more than 10% of sales was as follows (as a percentage of net sales):

	Fiscal year 2004	Fiscal year 2003	Fiscal year 2002

Dell Computer Corporation	23%	18%	19%
International Business Machines Corporation	14%	17%	19%
Ingram Micro Inc.	(a)	11%	13%
Tech Data Inc	(a)	10%	(a)

(a) Less than 10% of revenue

Certance Holdings

Notes to Consolidated Financial Statements (continued)

9.         Supplier and Customer Concentrations (continued)

           Gross accounts receivable from significant customers were as follows:

		July 2, 2004		June 27, 2003

	(In thousands)
Dell Computer Corporation		$9,963		$6,572
Ingram Micro Inc		$6,067		$2,743
Bell Microproducts Inc.		$4,469	$	(b)
International Business Machines Corporation		$2,935		$5,219
Tech Data Inc.	$	(b)		$5,800

(b) Less than 10% of gross accounts receivable

           Sales of the Company’s products will vary as a result of fluctuations in market demand.  Further, the markets in which the Company competes are characterized by rapid technological change, evolving industry standards, declining average selling prices, and technological obsolescence.

           Certain of the raw materials and components used by the Company in the manufacture of its products are available from a limited number of suppliers.  For example, all of the Company’s basic digital audio tape drives are currently purchased from Matsushita Kotobuki Electronics, under an exclusive manufacturing agreement.  Additionally, all of the Company’s linear tape open heads are manufactured by the Company and the main component of the head, the wafer, is purchased exclusively from a plant in Springtown, Ireland, owned by Seagate Technology.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

10.       Equity

Capital Stock

           The Company’s authorized share capital is $5,250 and consists of 30,000,000 common shares, par value $0.0001, of which no shares were outstanding as of July 2, 2004 or June 27, 2003, and 22,500,000 preferred shares, par value $0.0001, of which 20 million shares are designated Series A preferred shares.  All Series A preferred shares were outstanding as of July 2, 2004 and June 27, 2003.  No other preferred shares were issued or outstanding as of July 2, 2004 or June 27, 2003.

           Common shares – Holders of common shares are entitled to receive dividends and distributions when and as declared by the Company’s Board of Directors.  Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the common shares.  Holders of common shares are entitled to one vote per share on all matters presented to the Company’s shareholders. At July 2, 2004, there were 26,500,000 common shares reserved for issuance upon conversion of outstanding preferred shares and upon the exercise of options under the Option Plan.

           Preferred shares – The Company’s Board of Directors may issue one or more series of preferred shares, at any time and for the consideration determined by the Board of Directors.  Holders of the outstanding preferred shares are entitled to receive dividends and distributions when and as declared by the Company’s Board of Directors on a basis equal to the Company’s common shares and in preference to the common shares in certain situations.  Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred shares shall receive, out of any remaining, legally available assets of the Company, a liquidation preference of $1.60 per Series A preferred share, less the aggregate amount of any distributions or dividends already made per Series A preferred share.  After the payment in full of the liquidation preference the holders of Series A preferred shares are entitled to share, ratably with the holders of common shares, in any remaining assets available for distribution. To the extent there are not sufficient remaining assets of the Company to pay the liquidation preference, holders of preferred shares shall share ratably in the distribution of the Company’s remaining assets.  Upon payment of the liquidation preference and any other amounts payable on liquidation, dissolution or winding up, on each preferred share, the preferred shares shall be cancelled.  Holders of preferred shares will have one vote per share and all such shares are convertible on a one-to-one basis into common shares, subject to adjustment for certain dilutive issuances of common shares.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

11.       Commitments and Contingencies

Leases

           The Company leases certain property, facilities and equipment under non-cancelable lease agreements.  Land and facility leases expire at various dates through 2011 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index.  The majority of the leases require the Company to pay property taxes, insurance and normal maintenance costs.

           Future minimum lease payments for operating leases with initial or remaining terms of one year or more at July 2, 2004 were as follows:

Operating Leases

(In thousands)

Fiscal year 2005	$1,784
Fiscal year 2006	1,767
Fiscal year 2007	1,789
Fiscal year 2008	567
Fiscal year 2009	538
Thereafter	930

Total minimum lease payments	$7,375

           Rental expense for land, facility and equipment operating leases was approximately $1,977,000, $2,142,000 and $2,416,000 for fiscal years 2004, 2003 and 2002, respectively.

Capital Expenditures

           The Company’s commitments for construction of facility improvements and equipment approximated $997,000 at July 2, 2004.

Contingencies

           The Company relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance that there will not be any disputes regarding the Company’s intellectual property rights.

           Specifically, there can be no assurance that any patents held by the Company will not be invalidated. Additionally, competitors of the Company may be able to design around the Company’s patents.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

11.       Commitments and Contingencies (continued)

Contingencies (continued)

           To preserve its intellectual property rights, the Company believes it may be necessary to initiate litigation with one or more third parties, including, but not limited to, those the Company has notified of possible patent infringement. In addition, one or more of these parties may bring suit against the Company. Any litigation, whether as a plaintiff or as a defendant, would likely result in significant expense to the Company and divert the efforts of the Company’s technical and management personnel, whether or not such litigation is ultimately determined in favor of the Company.

           On April 30, 2004, Certance LLC, one of the Company’s subsidiaries, was sued for alleged violations of the Illinois Consumer Fraud and Deceptive Practices Act and for unjust enrichment.  The lawsuit is pending in the Circuit Court, Third Judicial Circuit, Madison County, Illinois.  The complaint seeks to certify the action as appropriate for class treatment by certifying a class of all purchasers of tape drive systems such as those alleged by the complaint.  At this time it is unclear which device the plaintiff acquired or the size of any putative class.  The relief sought includes damages, currently unspecified, equitable relief, including the return of any monies wrongfully obtained, and attorneys’ fees and costs.  Management believes the action against Certance LLC lacks merit and intends to defend the complaint and any effort to certify the action for class treatment vigorously.

           The Company is involved in other legal matters arising in the normal course of business.  In the opinion of management, these matters are not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Product Liability Indemnification Obligations

           The Company has entered into agreements with customers and suppliers that include limited intellectual property and other manufacturing related indemnification obligations that are customary in the industry.  These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property and other product liability claims arising from these transactions.  The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers.  Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

11.       Commitments and Contingencies (continued)

Environmental Matters

           The Company’s operations are subject to comprehensive U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of the Company’s operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

           The Company believes that its operations are currently in substantial compliance with all environmental laws, regulations and permits. Some environmental laws, such as the U.S. federal superfund law and similar state statutes, can impose liability for the entire cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. The Company has been identified as a potentially responsible party at three superfund sites. While the Company’s ultimate costs in connection with these sites are difficult to predict, the Company believes that the probability is remote that the losses to the Company arising from this environmental matter would be material to the Company’s financial position, cash flows or results of operations.

Indemnification Agreement

           On March 29, 2000, New SAC entered into an indemnification agreement with Seagate Delaware and VERITAS, an affiliate prior to the November 2000 transactions. Under the indemnification agreement, New SAC and its subsidiaries jointly and severally agreed to indemnify Seagate Delaware, VERITAS, and their affiliates from and against specified losses relating to taxes for specified periods that were the subject of an Internal Revenue Service investigation, and other liabilities incurred as a result of the ownership and operation by Seagate Delaware and its predecessors or affiliates, other than VERITAS and its subsidiaries, of their business, properties and assets prior to, and certain conduct by New SAC and its affiliates after, the closing of the November 2000 transactions.  In addition, Seagate Delaware, VERITAS and their affiliates jointly and severally agreed to indemnify New SAC and its subsidiaries from and against specified losses relating to taxes and other liabilities incurred as a result of their ownership and operation of their businesses, properties and assets prior to, and certain conduct by them after, the closing of the November 2000 transactions.

Certance Holdings

Notes to Consolidated Financial Statements (continued)

11.       Commitments and Contingencies (continued)

Indemnification Agreement (continued)

           In July 2002, New SAC and those of its affiliates that are parties to the indemnification agreement, including the Company, entered into a reimbursement agreement for the purpose of allocating the respective liabilities and obligations under the indemnification agreement among themselves.  The Company had not recorded any accruals for losses under the indemnification agreement.  On March 15, 2004, VERITAS received written notification from the Internal Revenue Service that the review of the open tax periods that are the subject of the indemnification agreement had been settled with no additional tax due.  For indemnification obligations other than tax liabilities under the indemnification agreement, the entity that is responsible for causing the indemnification obligation will reimburse the entity that satisfies the obligation on behalf of the other indemnitors to the extent that the claim is attributable to the responsible entity.

Value Added Tax

           Certance Distribution (UK) Limited was registered for VAT purposes in the United Kingdom as part of a VAT group which included other Seagate affiliates.  As a result, the Company has jointly and severally guaranteed the VAT liability of the group.  Accordingly, failure by other members of the group to meet their VAT liabilities could cause the Company to record additional liabilities.  The other members of the group filed for their own registration number in fiscal 2004.  Any liability that exists as a result of being part of the group is limited to periods that have been filed and are subject to audit by U.K. governmental authorities.  Management is of the opinion that no liabilities are likely to arise from the past failures of those companies.

12.       Related Party Transactions

           For fiscal years 2004, 2003 and 2002, the Company sold products to affiliates totaling approximately $24,000, $115,000 and $266,000, respectively.

           The Company purchases product components from affiliates, consisting primarily of wafers, manufactured in Springtown, Ireland, and hard disk drives. For fiscal years 2004, 2003 and 2002 component purchases amounted to $5,000,000, $5,453,000 and $7,746,000, respectively.

           Affiliates of the Company have historically provided certain post-product sale customer support.  These activities primarily included customer service administration and warranty repair.  During fiscal year 2002, the Company purchased the warranty repair inventory related to the Company’s products from an affiliate for book value of $3,587,000.  On October 28, 2002, an affiliate sold the product repair and servicing facility that provided the majority of the Company’s warranty repair services to a wholly owned subsidiary of an independent third party, Jabil Circuit,

Certance Holdings

Notes to Consolidated Financial Statements (continued)

12.       Related Party Transactions (continued)

Inc (“Jabil”).  Jabil has continued as the primary source provider of warranty repair services at costs defined in an annually renewable, non-exclusive service agreement.  For fiscal years 2004, 2003 and 2002 the Company paid customer service administration and warranty repair costs of $153,000, $1,962,000 and $4,428,000, respectively, to affiliates.

           Historically, Seagate Delaware provided substantial additional operational support and administrative services to the Company.  Upon the closing of the stock purchase agreement by New SAC, these services continued to be provided by New SAC or its subsidiaries.  The services provided include general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions, among others.  The Company is charged for these services through corporate expense allocations.  The amount of corporate expense allocations depends upon the total amount of allocable costs incurred on behalf of the Company less amounts charged as a specified cost or expense rather than by allocation.  Such costs have been proportionately allocated to the Company based on detailed inquiries and estimates of time incurred by New SAC’s or its subsidiaries’ corporate marketing and general and administrative departmental managers.  Management believes that the allocations charged to the Company are reasonable.  Allocations charged to the Company’s marketing and administrative expenses for fiscal years 2004, 2003 and 2002 were $1,530,000, $4,063,000 and $4,135,000, respectively.  In fiscal year 2003, New SAC and its subsidiaries began transitioning the responsibility for certain of these services to the Company.  Transition of these services was substantially complete as of July 2, 2004.

           In fiscal years 2003 and 2002, the Company paid a commission to an affiliate in exchange for selling activities in Europe and Asia, based on a percentage of sales generated.  Commission expense for fiscal years 2003 and 2002 was $1,524,000 and $1,397,000, respectively.  In fiscal year 2004, the Company hired its own sales force that is responsible for the Europe and Asia regions, and accordingly, no such commissions were paid during fiscal year 2004.

           On June 30, 2001, the Company purchased all 50,001 ordinary shares of Seagate Distribution (UK) Limited and the net assets of the Tape Heads Manufacturing Operation (the “Acquired Operations”) from affiliated indirect subsidiaries of New SAC, for consideration of approximately $16,297,000, including a non-interest bearing note payable of $5,021,000. The purchase price was equal to the book value of the net assets. Accordingly, no goodwill resulted from the transactions.  Certain assets, liabilities, revenues and expenses of the Acquired Operations, related to the Company’s operations and had been included in the consolidated results of operations, financial position and cash flows of the Company prior to the acquisition.  Management believes that the acquisitions had no impact on the comparability of the results of operations for the periods presented.  Because there were no payments on the affiliate payable balance that resulted from the purchase, the Company’s cash flow from investing activities for fiscal year 2002 benefited by $1,277,000, which approximated the cash held in the Acquired Operations’ operating accounts at

Certance Holdings

Notes to Consolidated Financial Statements (continued)

12.       Related Party Transactions (continued)

June 30, 2001.  The $5,021,000 note, which was repaid in fiscal year 2004, was denominated in Malaysian Ringgits and was translated to the Company’s functional currency at the end of each period at the then current exchange rate.  Any gains and losses on translation of the loan were recorded in other income, net in the consolidated statements of income in the periods in which they arose.  Payment of the accounts payable portion of the intercompany balance related to the purchase of the Acquired Operations has been netted with changes in receivable from affiliates in the consolidated statement of cash flows for the year ended July 2, 2004.

           Seagate Distribution (UK) Limited continues to perform distribution services for subsidiaries of New SAC, unrelated to the business of the Company. In exchange for such distribution services, the Company charged $1,976,000, $2,174,000 and $2,120,000 to other subsidiaries of New SAC for the fiscal years 2004, 2003 and 2002, respectively.

           In connection with the establishment of the Company’s own corporate identity under the Certance brand name, Seagate Technology agreed in fiscal year 2003 to purchase the right to the Seagate name by reimbursing the Company for up to $1.5 million in costs associated with the change.  The Company incurred $585,000 and $847,000 in marketing and administrative costs in fiscal years 2004 and 2003, respectively that were reimbursed by Seagate Technology.  The reimbursements are recorded in other income in the consolidated statements of income.

           In February 2001, the Board of Directors of New SAC approved the adoption of the New SAC 2001 Restricted Share Plan (the “2001 Restricted Share Plan”).  Under the terms of the 2001 Restricted Share Plan, key employees, directors, and consultants of New SAC or any of its subsidiaries, may be awarded restricted ordinary shares of New SAC.  Such shares are subject to vesting provisions to be defined at the date of grant and are subject to repurchase by New SAC.  500,000 ordinary shares are available for grant under the plan.  New SAC has issued 1,800 restricted ordinary shares, which remain outstanding at July 2, 2004, on behalf of the Company with a total estimated fair value at the date of issuance of less than $50,000.  The Company has recognized, and will continue to recognize, compensation expense over the respective vesting period of the restricted shares based on the estimated fair value of these shares at the date of issuance.